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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Abraxas Energy Partners, L.P.
Abraxas General Partner, LLC
Abraxas Petroleum Corporation
San Antonio, Texas

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our reports dated July 13, 2007, relating to the consolidated balance sheets of Abraxas Energy Partners, L.P. and Abraxas General Partner, LLC, as well as our report dated March 9, 2007, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Abraxas Petroleum Corporation, which is contained in that Prospectus.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

(Signed manually)
BDO Seidman, LLP
Dallas, Texas

July 13, 2007

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Consent of Independent Registered Public Accounting Firm